AMENDED EMPLOYMENT AGREEMENT

Scientific Industries, Inc., a Delaware corporation, 70 Orville Drive, Bohemia, New York 11716 (the "Company"), and Helena R. Santos an individual residing at 16 Gerta Court, Selden, New York (the "Employee") hereby agree that the Employment Agreement between the Company and the Employee dated September 13, 2011 be amended in the following particulars only:

	Section 2: "Term. The employment of Employee by the Company pursuant hereto shall be through June 30, 2015 unless terminated earlier pursuant to the provisions of Section 7 hereof; such period is herein referred to as the "Term".

	Section 4:"Salary. As her compensation hereunder, Employee shall be paid by the Company an annual base salary for the 12-month periods ending June 30, 2014 and June 30, 2015 at the rates of $150,000 and $154,000 per annum, respectively. The base salary shall be payable in equal weekly installments. The Company at the sole and absolute discretion of the Board of Directors may pay to Employee a bonus for her service for each of the fiscal years ending June 30, 2013, June 30, 2014 and June 30, 2015. Each bonus, if any, shall be paid within a date which is no later than four months following the end of the year. The Board in determining the amount of a bonus, if any, shall consider the achievement and surpassing of goals or projections set forth or referred to in the operation plan for the relevant period approved by the Board, including but not limited to, cash flow and earnings; the Employee's performance of her executive responsibilities, and such other criteria as the Board deems relevant."

	All other terms and provisions shall remain in full form and effect.

Dated: May 20, 2013
					SCIENTIFIC INDUSTRIES, INC.


                                        /s/ Robert P. Nichols
				By:	____________________________
					Robert P. Nichols,
					Executive Vice President



					HELENA R. SANTOS

                                        /s/ Helena R. Santos
					____________________________